Exhibit 23.1

CONSENT OF UHY LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 to the prospectus filed on April 22, 2010, which refers to our firm under the caption “Experts” and includes our report dated February 16, 2010 with respect to the consolidated financial statements of Global Geophysical Services, Inc. and Subsidiaries as of December 31, 2008 and 2009 and for each of the years in the three-year period ended December 31, 2009.

Houston, Texas

August 11, 2010

UHY LLP is an Independent Member of UHY International Limited